EXHIBIT 99.1

Contact:	Michael Burnett
Vice President, Investor Relations
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS SECOND QUARTER 2005 RESULTS
— Second Quarter Revenues Increase 3.4% —
— Q2 2005 Earnings Per Share Increases to $0.12 —
— 2005 Outlook Reaffirmed —
Scottsdale, AZ – July 26, 2005 – Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for the second quarter ended June 30, 2005. Allied Waste highlighted the following information from its reported financial results:

➢	Earnings per share of $0.12;

➢	3.4% year over year increase in revenues, driven by internal growth in all core lines of business;

➢	Operating income of $248 million;

➢	Operating income before depreciation and amortization* of $389 million; and

➢	Cash flow from operations increased to $230 million in the second quarter 2005 from $120 million in the second quarter 2004.
Earnings per share from continuing operations for the second quarter 2005 increased to $0.12, compared to the second quarter 2004 net loss from continuing operations of ($0.05) per share. The second quarter 2004 net loss included a $0.20 per share dilutive impact from costs incurred to repay debt prior to maturity and a net loss related to interest rate swap contracts.
Revenue for the second quarter ended June 30, 2005 increased by $48 million, or 3.4%, to $1.449 billion from $1.401 billion in the second quarter 2004. The increase in revenue resulted from internal growth in all core lines of business. Overall internal growth was comprised of a $19 million, or 1.5%, increase in same store volumes and a $23 million, or 1.7%, increase in same store average unit price, which includes a 1.2% increase associated with a fuel recovery fee initiated in 2005. Additionally, growth in non-core revenue, partially offset by net divested revenue, resulted in an increase of $6 million during the quarter.
Operating income for the second quarter 2005 increased to $248 million from $243 million for the second quarter 2004 and operating income before depreciation and amortization* was $389 million, comparable to the $389 million in the second quarter of 2004. SG&A expenses for the current quarter include a $16 million non-cash benefit related to the favorable outcome of litigation judgments during the period. Additionally, cost of operations for the current period includes an $8 million charge due to an increase in insurance accruals related to increased liability associated with specific accidents that occurred in 2002. Total growth in revenue was offset primarily by an $18 million increase in fuel costs related to the significant year over year increase in the cost of diesel fuel, in addition to normal inflation on the company’s overall cost base.

Cash flow from operations in the second quarter 2005 increased to $230 million from $120 million in the second quarter 2004. The increase in cash flow from operations was driven primarily by increases in net income, driven in turn by the reduction in interest expense, and deferred taxes. During the second quarter 2005, free cash flow* was $35 million, compared to $64 million in the second quarter 2004. The decrease in free cash flow* was driven primarily by increases in preferred stock dividends and capital expenditures, partially offset by a decrease in cash interest payments.
“Supported by the highest internal revenue growth rate since 2000, our second quarter results continue to keep us on track to achieve our original full year goals for 2005,” said John J. Zillmer, Chairman and CEO of Allied Waste. “The recovery in our business is broad-based as evidenced by the growth in each of our core lines of business: landfill, transfer and collection. We are focusing on consistent and predictable internal growth, along with operational excellence and financial de-leveraging, in order to drive sustainable long-term value for Allied Waste stakeholders.”
For the six months ended June 30, 2005, operating income was $451 million compared to $465 million for the six months ended June 30, 2004. Operating income before depreciation and amortization* was $725 million on revenues of $2.790 billion for the six months ended June 30, 2005 compared to operating income before depreciation and amortization* of $743 million on revenues of $2.710 billion for the six months ended June 30, 2004. Cash flow from operations was $318 million and free cash flow* was ($15) million for the six months ended June 30, 2005 compared to cash flow from operations of $184 million and free cash flow* of $58 million for the six months ended June 30, 2004.
In the second quarter the Company presented $35 million of landfill tax expense as a cost of operations instead of a reduction to revenue and moved $7 million of cost recovery fee income from SG&A expense to revenue. These changes in presentation comply with generally accepted accounting principles and have no impact on operating income, but reduced operating income margin by 50 basis points. The impact on prior period financial statements was not material, but we elected to adjust prior period financial information to reflect this change in presentation and future periods will conform to this new presentation, which is consistent with current industry practice.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the second quarter results on Tuesday, July 26th at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of June 30, 2005, the Company served nearly 10 million customers through a network of 315 collection companies, 166 transfer stations, 167 active landfills and 58 recycling facilities in 37 states and Puerto Rico.
*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income before depreciation and amortization and free cash flow, which are non-GAAP measures. We believe that our presentation of operating income before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of its geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization to operating income:

($ in millions)	For the Three Months Ended June 30,
	2005	2004
Operating income before
depreciation and amortization	$388.9	$388.8
Less: Depreciation and amortization	141.0	145.4

Operating income	$247.9	$243.4

($ in millions)	For the Six Months Ended June 30,
	2005	2004
Operating income before depreciation and amortization	$725.4	$743.1
Less: Depreciation and amortization	274.3	278.5

Operating income	$451.1	$464.6

Free cash flow is defined as operating income before depreciation and amortization plus other non-cash items, less cash interest, cash dividends, cash taxes, capping, closure, post-closure and environmental expenditures, capital expenditures (other than for acquisitions) and changes in working capital. For the three and six months ended June 30, 2005, free cash flow also excludes an IRS litigation related payment of $22.6 million. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations:

($ in millions)	For the Three Months Ended June 30,
	2005	2004
Free cash flow	$35.3	$64.1
Add: Capital expenditures	198.0	133.3
Capitalized interest	3.7	3.1
Payments of preferred stock dividends	13.9	5.4
Change in disbursement account	(0.6)	(2.6)
IRS litigation related payment	(22.6)	—
Premiums on debt repurchases	—	(81.3)
Other	2.4	(1.7)

Cash provided by operating activities from continuing operations	$230.1	$120.3

($ in millions)	For the Six Months Ended June 30,
	2005	2004
Free cash flow	$(14.7)	$57.7
Add: Capital expenditures	283.5	201.9
Capitalized interest	7.1	6.6
Payments of preferred stock dividends	19.3	10.8
Change in disbursement account	94.4	30.5
IRS litigation related payment	(22.6)	—
Premiums on debt repurchases	(49.4)	(122.0)
Other	(0.1)	(1.1)

Cash provided by operating activities from continuing operations	$317.5	$184.4

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding our outlook or ability to meet our full year goals for 2005, including our focus on internal growth, operational excellence and financial de-leveraging.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues from price increases; (4) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (5) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt, possible mark to market changes on certain interest rate hedges; (6) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (7) severe weather conditions could impair our operating results; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) our ability to service and refinance our debt and operate our business because of our significant leverage; (12) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (13) we may be unable to obtain financial assurances, including if our bonds are downgraded; (14) the loss of services of any members of senior management may affect our operating abilities; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (17) potential increases in commodity, insurance and fuel prices may make it more expensive to operate our business; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs; (22) potential volatility resulting from impairment of the Company’s goodwill; (23) changes in internal controls resulting from compliance with the Sarbanes-

Oxley Act of 2002 and any associated costs; (24) potential issues arising from changes in accounting estimates and judgments; and (25) the outcome of legal or tax proceedings.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	June 30, 2005	Revenues	June 30, 2004 (A)	Revenues
Revenue	$1,448.6	100.0%	$1,401.1	100.0%
Cost of operations	942.7	65.1%	875.7	62.5%
Selling, general and administrative expenses	117.0	8.1%	136.6	9.7%
Depreciation and amortization	141.0	9.7%	145.4	10.4%

Operating income	247.9	17.1%	243.4	17.4%
Interest expense and other (B)	126.6	8.7%	259.4	18.5%

Income (loss) before income taxes	121.3	8.4%	(16.0)	(1.1)%
Income tax expense (benefit)	69.3	4.8%	(7.4)	(0.5)%
Minority interest	(1.0)	(0.1)%	0.8	0.1%

Income (loss) from continuing operations	53.0	3.7%	(9.4)	(0.7)%
Discontinued operations, net of tax	1.0	0.0%	(5.8)	(0.4)%

Net income (loss)	54.0	3.7%	(15.2)	(1.1)%
Dividends on Series C Preferred Stock	(5.4)	(0.4)%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.3)	(0.6)%	—	—%

Net income (loss) available to common shareholders	$39.3	2.7%	$(20.6)	(1.5)%

Weighted average common and common equivalent shares	332.2		314.6

Diluted income (loss) per share from continuing operations	$0.12		$(0.05)

Diluted income (loss) per share	$0.12		$(0.07)

Operating income before depreciation and amortization (C)	$388.9	26.8%	$388.8	27.7%

(A)	Historically we have reported certain taxes imposed on landfill and transfer volumes as a reduction of revenue because they were viewed as pass through costs generally collected from customers. In addition, we reported a small but growing amount of administrative fees billed to customers as an offset to our administrative costs. Effective April 2005, we began recording all taxes that create direct obligations for us as operating expenses and recording fees billed to our customers as revenue. This presentation is in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The impact on prior period financial statements was not material. Notwithstanding materiality, we opted to conform the prior year’s presentation of our revenues and expenses with the current year’s presentation by increasing revenue, cost of operations and selling, general and administrative expenses. These adjustments had no impact on our consolidated operating income, net income, earnings per share, cash flows, or any balance sheet caption for any previous periods. Revenue, cost of operations and selling, general and administrative expenses for the quarter ended June 30, 2004 increased by approximately $38.8 million, $36.2 million and $2.6 million, respectively.

(B)	Interest expense and other for 2004 includes: (a) $94.3 million (or $0.18 per share), related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt, and (b) $12.4 million (or $0.02 per share) of net loss, related to non-hedge accounting interest rate swap contracts and amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts.

(C)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Six		For the Six
	Months Ended	% of	Months Ended	% of
	June 30, 2005	Revenues	June 30, 2004 (A)	Revenues
Revenue	$2,789.9	100.0%	$2,710.2	100.0%
Cost of operations(B)	1,817.6	65.1%	1,698.1	62.7%
Selling, general and administrative expenses	246.9	8.9%	269.0	9.9%
Depreciation and amortization	274.3	9.8%	278.5	10.3%

Operating income	451.1	16.2%	464.6	17.1%
Interest expense and other (C)	330.2	11.8%	471.4	17.4%

Income (loss) before income taxes	120.9	4.4%	(6.8)	(0.3)%
Income tax expense (benefit) (D)	43.9	1.6%	(3.7)	(0.1)%
Minority interest	(0.7)	(0.0)%	1.3	0.0%

Income (loss) from continuing operations	77.7	2.8%	(4.4)	(0.2)%
Discontinued operations, net of tax	1.0	0.0%	(7.8)	(0.2)%

Net income (loss)	78.7	2.8%	(12.2)	(0.4)%
Dividends on Series C Preferred Stock	(10.8)	(0.4)%	(10.8)	(0.4)%
Dividends on Series D Preferred Stock	(11.6)	(0.4)%	—	—%

Net income (loss) available to common shareholders	$56.3	2.0%	$(23.0)	(0.8)%

Weighted average common and common equivalent shares	327.6		314.4

Diluted income (loss) per share from continuing operations	$0.17		$(0.05)

Diluted income (loss) per share	$0.17		$(0.07)

Operating income before depreciation and amortization (E)	$725.4	26.0%	$743.1	27.4%

(A)	Historically we have reported certain taxes imposed on landfill and transfer volumes as a reduction of revenue because they were viewed as pass through costs generally collected from customers. In addition, we reported a small but growing amount of administrative fees billed to customers as an offset to our administrative costs. Effective April 2005, we began recording all taxes that create direct obligations for us as operating expenses and recording fees billed to our customers as revenue. This presentation is in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The impact on prior period financial statements was not material. Notwithstanding materiality, we opted to conform the prior year’s presentation of our revenues and expenses with the current year’s presentation by increasing revenue, cost of operations and selling, general and administrative expenses. These adjustments had no impact on our consolidated operating income, net income, earnings per share, cash flows, or any balance sheet caption for any previous periods. Revenue, cost of operations and selling, general and administrative expenses for the six months ended June 30, 2004 increased by approximately $73.1 million, $68.7 million and $4.4 million, respectively.

(B)	For 2005, cost of operations includes a $3.7 million (or $0.01 per share) non-cash charge related to the pre-tax loss on a pending divestiture.

(C)	Interest expense and other includes $62.4 million (or $0.11 per share) and $146.8 million (or $0.28 per share), for 2005 and 2004, respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(D)	For 2005, income tax expense includes a $27.0 million (or $0.08 per share) benefit related to the pending sale of certain operations.

(E)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.